UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/24/2011

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 24, 2011, Discovery Communications, LLC ("DCL" or the "Company"), a wholly-owned subsidiary of Discovery Communications, Inc. ("Discovery") amended its employment agreement with Peter Liguori, its Chief Operating Officer. The amendment is effective as of May 16, 2011.

The amendment provides that Mr. Liguori will have the additional responsibilities and title of Interim CEO of the Company's joint venture, OWN LLC ("OWN") until such time as the Company may choose to transition these responsibilities. The transition of these responsibilities will not be deemed a reduction in responsibilities pursuant to his employment agreement.

Mr. Liguori will be eligible for an additional one-time bonus with respect to 2011 performance with a target value of $500,000, based on Mr. Liguori's achievement of goals agreed to by the Compensation Committee and Mr. Liguori relating to performance at OWN. This one-time bonus would be paid in 2012, and in no event would be less than $250,000. If Mr. Liguori's employment is terminated by the Company not for cause or by Mr. Liguori for good reason (each as defined in Mr. Liguori's employment agreement) prior to December 31, 2011, this additional bonus would be paid based on his pro-rated performance and would be at least $250,000.

The Company also agreed to make a one-time payment of $60,000 to Mr. Liguori to defray the cost of his apartment in Washington, D.C. and to pay up to $2,500 for the packing, storage and transportation of Mr. Liguori's household items to Los Angeles, California following the termination of the lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: May 25, 2011	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development Officer, General Counsel and Secretary